Exhibit 23.1

Consent of Independent Public Accountants

Board of Directors
Ridgestone Financial Services, Inc.
Brookfield, Wisconsin

We consent to the incorporation by reference in the Registration Statements (No. 333-28299 and No. 333-52323) on Form S-8 of Ridgestone Financial Services, Inc. of our report dated February 13, 2004, relating to the consolidated balance sheets of Ridgestone Financial Services, Inc. and Subsidiaries as of December 31, 2003 and the related consolidated statements of income, stockholders’equity, and cash flows for the year then ended, which appears in the December 31, 2003, annual report on Form 10-KSB of Ridgestone Financial Services, Inc.

/s/ Wipfli LLP

Wipfli LLP

Milwaukee, Wisconsin
March 23, 2004